UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	November 27, 2007

ALDILA, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-21872	13-3645590
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

14145 Danielson St., Ste. B, Poway, California	92064
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(858) 513-1801

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING INFORMATION Certain statements made in this Form 8-K, including any statements as to future results of operations and financial projections, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are based on management’s expectations, estimates, projections and assumptions. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors. Additional information regarding these factors is contained in the company’s filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K and our Forms 10-Q and 8-K.

Item 1.01 Entry into a Material Definitive Agreement.

and

Item 7.01 Regulation FD Disclosure.

Aldila, Inc. today announced it had entered into a material definitive agreement on November 27, 2007.  A copy of the press release announcing this is attached and incorporated by this reference.

The press release reads as follows:

Aldila, Inc. (NASDAQ:GM:ALDA) announced today that its subsidiary, Aldila Materials Technology Corp. (“AMTC”) had entered into an agreement for the sale of AMTC’s 50% interest in Carbon Fiber Technology LLC (“CFT”) with SGL Carbon Fibers and Composites, Inc. (“SGL”), a subsidiary of SGL Group — The Carbon Company.  SGL currently owns the other 50% of CFT.  The sale is scheduled to close on November 30, 2007.

SGL will pay AMTC $17 million in cash, plus cash equal to one-half of CFT’s Net Working Capital as of November 30, 2007.  Final adjustments to the Net Working Capital payment are expected to occur within 85 days after the closing of the sale.

Aldila’s subsidiary, Aldila Golf Corp. (“AGC”) and CFT concurrently entered into a Supply Agreement to allow AGC to continue to purchase up to 900,000 pounds of carbon fiber during the first year, and up to approximately 1,000,000 pounds of carbon fiber in subsequent years.  The Supply Agreement will run for 5 years, subject to certain early termination provisions.  AGC will pay CFT’s costs plus an agreed mark-up for carbon fiber purchased under the Supply Agreement.

Peter R. Mathewson, Aldila’s Chief Executive Officer, said, “We are very pleased with this arrangement, which will allow us to monetize our investment in CFT recognizing a significant gain on the sale and at the same time provide us with continued access to carbon fiber from CFT for the next five years.  This sale allows us to focus on our two core businesses of graphite golf shafts and prepreg composite materials.”

Mr. Mathewson continued, “The shift to premium branded and lighter weight shaft designs over the last several years is resulting in a change in the mix of the types of carbon fiber used.  We have also observed the new capacity being installed in the carbon fiber industry and the past volatile movements in that market.  We have been only a small player in carbon fiber manufacturing, which is becoming dominated by integrated global companies.  Given the flexibility afforded us by the five year Supply Agreement and the good price we received for our interest in CFT, now is the right time for us to exit the carbon fiber manufacturing business.”

“Our Board will be evaluating how to use the proceeds of this sale.  Since 2004 we have paid cash dividends of more than $19,670,000 and spent more than $8,240,000 to repurchase over 534,000 shares of our stock.  We will continue to look for ways to bring value to our shareholders,” said Mr. Mathewson.

CFT’s predecessor began operations in 1998 in Evanston, Wyoming.  In late 1999 Aldila sold 50% of CFT to SGL.  Following the sale, CFT operated as a limited liability company selling carbon fiber to AMTC and SGL at cost plus an agreed mark-up.  AMTC and SGL have each been responsible for 50% of the fixed costs to operate the facility, and have shared profits and losses of CFT equally.

Aldila is a leader among manufacturers of high performance graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila also manufactures composite prepreg material for its golf shaft business and external sales.

Item 9.01. Financial Statements and Exhibits

(d)   Exhibits.

Exhibit No.	Description

99.1	Press Release dated November 28, 2007.

Signatures

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALDILA, INC.

Dated: November 28, 2007	By:	/s/ Robert J. Cierzan
	Name:	Robert J. Cierzan
	Title:	Vice President, Secretary
and Treasurer